Exhibit 2.5

MOSS LAKE GOLD MINES LTD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and General Meeting of Shareholders (the "Meeting") of Moss Lake Gold Mines Ltd. (the "Company") will be held at the office of the Company, 8 King Street East, Suite 1305, Toronto, Ontario on Friday, the 20th day of September, 2013, at the hour of 10:00 a.m. (Toronto time) for the following purposes:

1.           TO RECEIVE and consider the financial statements of the Company for the period ended December 31, 2012, together with the report of the auditors thereon;

2.           TO APPOINT auditors and to authorize the directors to fix their remuneration;

3.           TO ELECT directors;

4.           TO APPROVE, as required annually by the TSX Venture Exchange, the Company's existing 2005 Amended and Restated Incentive Stock Option Plan.

5.           TO TRANSACT such further and other business as may properly come before the Meeting or any adjournment or adjournments thereof.

A shareholder wishing to be represented by proxy at the Meeting or any adjournment thereof must have deposited his duly executed form of proxy not later than 10:00 o'clock a.m. (Toronto time) on September 18, 2013 or, if the Meeting is adjourned, not later than 48 hours, excluding Saturdays or holidays, preceding the time of such adjourned meeting, at the offices of Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

DATED the 20th day of August 2013

By Order of the Board:

George N. Mannard
President

NOTE:	Shareholders who are unable to be present personally at the Meeting are requested to sign and return (in the envelope provided for that purpose) the accompanying form of proxy for use at the Meeting.

MOSS LAKE GOLD MINES LTD.
(the "Company")

MANAGEMENT INFORMATION CIRCULAR

TABLE OF CONTENTS

GENERAL PROXY INFORMATION	1
Solicitation of Proxies	1
Appointment and Revocation of Proxies	1
Exercise of Discretion of Proxies	1
Advice to Beneficial (Non-Registered) Shareholders	2
VOTING SECURITIES AND PRINCIPAL HOLDER THEREOF	2
MATTERS TO BE ACTED UPON	3
Financial Statements and Auditors' Report	3
Reappointment of the Auditor	3
Election of Directors	3
Incentive Stock Option Plan	4
Other Business	4
BOARD OF DIRECTORS	4
Director Information	4
Directors Shareholdings and Outstanding Options	6
Compensation of Directors	7
Directors' and Officers' Liability Insurance	7
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	7
AUDIT COMMITTEE	7
REPORT ON EXECUTIVE COMPENSATION	8
General	8
Option Grants during the Previous Fiscal Year	9
Options Exercised and Outstanding	9
Common Share Purchase Plan	9
Other Compensation Matters	10
OTHER INFORMATION	10
Management Contracts	10
Indebtedness of Directors and Senior Officers	10
Interest of Certain Persons in Matters to be Acted Upon	10
Interest of Informed Persons in Material Transactions	11
Additional Information	11
DIRECTORS' APPROVAL	11
SCHEDULE "A"	A-1
SCHEDULE "B"	B-1

MOSS LAKE GOLD MINES LTD.
(the "Company")

MANAGEMENT INFORMATION CIRCULAR

GENERAL PROXY INFORMATION

Solicitation of Proxies

THIS MANAGEMENT INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF MOSS LAKE GOLD MINES LTD. (THE "COMPANY") FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY (THE "MEETING") TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ATTACHED NOTICE OF ANNUAL MEETING OF SHAREHOLDERS (THE "NOTICE OF MEETING"). It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally by regular employees of the Company. The cost of such solicitation will be borne by the Company.

Unless otherwise stated, the information contained in this management information circular is as of August 20, 2013.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers of the Company. A shareholder has the right to appoint a person (who need not be a shareholder) to attend and act for him and on his behalf at the Meeting other than the persons designated in the enclosed form of proxy. Such right may be exercised by striking out the names of the persons designated in the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the Company or its transfer agent not less than 48 hours, excluding, Saturdays, Sundays and holidays before the time of the Meeting or any adjournment thereof.

A shareholder forwarding the enclosed proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business then the space opposite the item is to be left blank.

A shareholder who has given a proxy may revoke it at any time insofar as it has not been exercised. A proxy may be revoked, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy, by instrument in writing executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a body corporate, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either with the Company or its transfer agent at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used or with the Chairman of such Meeting on the date of the Meeting or any adjournment thereof, and upon either of such deposits the proxy is revoked. A proxy may also be revoked in any other manner permitted by law.

Exercise of Discretion of Proxies

The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. In the absence of such direction, such shares will be voted in favour of the passing of all of the resolutions. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. At the time of the printing of this management information circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

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2012 Information Circular

Advice to Beneficial (Non-Registered) Shareholders

The information set forth in this section is of significant importance to many shareholders of the Company as a substantial number of shareholders do not hold their common shares of the Company in their own names. Shareholders of the Company who do not hold their common shares in their own names (referred to herein as "Beneficial Shareholders") should note that only proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of common shares can be recognized and acted upon at the Meeting. If common shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those shares will not be registered in the shareholder's name on the records of the Company. Such shares will more likely be registered under the name of the shareholder's broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for "The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Common shares of the Company held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting shares for the broker's clients. If you are a non-objecting Beneficial Shareholder and receive a proxy from the Company's agent, Computershare Trust Company of Canada ("Computershare"), please see below. In all cases, Beneficial Shareholders should ensure that instructions respecting the voting of their common shares are communicated to the appropriate person.

Non-Objecting Beneficial Shareholders Receiving Proxies from Computershare Trust Company of Canada

If you are a non-registered Shareholder and the Company's agent, Computershare has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding common shares on your behalf. By choosing to send these materials to you directly, the Company (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please complete and return the materials in accordance with the instructions provided by Computershare.

Materials Sent by an Intermediary to Objecting Beneficial Shareholders

Applicable regulatory rules require intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (formerly ADP Investor Communications) ("Broadridge"). Broadridge mails the proxy materials to the beneficial shareholders with a voting information form ("VIF") and asks them to return the VIF to Broadridge. A beneficial shareholder receiving a VIF from Broadridge will not be able to use that proxy to vote shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares of the Company registered in the name of his broker (or an agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered shareholder and vote such common shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their common shares as proxyholder for the registered shareholder, should enter their own names in the blank space on the VIF provided to them and return the same to Broadridge, well in advance of the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDER THEREOF

On August 20, 2013, 47,034,679 common shares of the Company ("Common Shares") were issued and outstanding. Each Common Share entitles the registered holder thereof to one vote at all meetings of shareholders.

The Company has fixed August 16, 2013, as the record date for the purpose of determining shareholders entitled to receive notice of the Meeting. In accordance with the provisions of the Business Corporations Act (Ontario) (the "OBCA"), the Company will prepare a list of holders of shares at the close of business on the record date. Each holder of shares named in the list will be entitled to vote at the Meeting the shares shown opposite his name on the

Moss Lake Gold Mines ltd.
2012 Information Circular

list except to the extent that (a) the shareholder has transferred any of his shares after the date on which the list was prepared, and (b) the transferee of those shares produces properly endorsed share certificates or otherwise establishes that he owns such shares and demands not later than 10 days before the Meeting that his name be included in the list before the Meeting, in which case the transferee is entitled to vote his shares at the Meeting.

To the knowledge of the directors and senior officers of the Company as at August 20, 2013, the only persons, firms or corporations which beneficially owned or exercised control or direction over securities of the Company carrying more than 10% of the voting rights attached to any class of outstanding voting securities of the Company is as follows:

Name and Municipality of Residence	Common Shares	Percentage of all Issued Voting Securities of the Company
Wesdome Gold Mines Ltd. ("Wesdome") Toronto, Ontario	26,708,586	56.8%

MATTERS TO BE ACTED UPON

Financial Statements and Auditors' Report

The audited financial statements of the Company for the year ended December 31, 2012 and the auditors' report thereon along with the corresponding management discussion and analysis (the "MD&A") will be tabled before the Shareholders at the Meeting. The audited financial statements and the MD&A have been approved by the Audit Committee and by the Board of Directors and filed on SEDAR at www.sedar.com

Reappointment of the Auditor

The audit committee of the Board of Directors recommends that Grant Thornton LLP be reappointed as the auditor of the Company until the close of the next annual meeting of shareholders, at a remuneration to be approved by the Audit Committee. Grant Thornton LLP has been the auditor of the Company for more than 15 years.

Unless authority to do so is withheld, the persons named in the enclosed form of proxy intend to vote for the reappointment of Grant Thornton LLP, Chartered Accountants, as the auditor of the Company to hold office until the close of the next annual meeting.

Election of Directors

The Company currently has five directors. Each director is elected to hold office until the close of the next annual meeting. The proxy form provides instructions for a shareholder to withhold from voting for any or all of the nominees for election as directors. The directors do not contemplate that any of the nominees will be unable to serve as a director, however, if that should occur for any reason prior to the meeting, it is intended that discretionary authority shall be exercised by the persons named in the enclosed form of proxy to vote the proxy for the election of any other person or persons in place of any nominee or nominees.

The nominees for election as director are: David Birkett, Richmond (Dick) Graham, John Hilland, George Mannard and Donovan Pollitt.
See the Director information section below for more details on the five directors nominated for election. Shareholders may vote FOR or withhold a vote for any or all of the nominees for director.

Unless a proxy specifies that the shares it represents should be withheld from voting in the election of any of the director nominees, the proxyholders named in the accompanying proxy intend to use it to vote FOR the election of the listed nominees.

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2012 Information Circular

Incentive Stock Option Plan

At the Meeting, shareholders will be asked to consider and, if thought fit, to pass an ordinary resolution approving the renewal of the Company's Stock Option Plan (the "Plan"). The Plan was amended and restated and approved by shareholders at the Company's Annual Meeting held June 22, 2005. It is a condition of Exchange approval of the Plan that shareholder approval be obtained annually. The purpose of the Plan is to advance the interests of the Company by encouraging and enabling the acquisition of an equity interest in the Company by participants under the plan. Options granted under the Plan are non-assignable and may be granted for a term not exceeding that permitted by the Exchange (currently five years). A summary of the material aspects of the Plan is as follows:

1.	the Plan will be administered by the Company's Board of Directors or, if the Board so designates, a Committee of the Board appointed in accordance with the Plan to administer the Plan;
2.
the maximum number of shares in respect of which options may be outstanding under the Plan at any given time is equivalent to 10% of the issued and outstanding shares of the Company at any time. Options that have been exercised or options that have expired will return to the Plan and be once again available for grant by the Company;

3.
following termination of an optionee's employment, directorship, consulting agreement or other qualified position, the optionee's options shall terminate upon the expiry of such period of time following termination as has been determined by the directors;

4.
an option granted under the Plan will terminate six months following the death of the optionee. These provisions do not have the effect of extending the term of an options which would have expired earlier in accordance with its terms, and do not apply to any portion of an option which would had not vested at the time of death or other termination;

5.
as long as required by Exchange policy, no one individual may receive options on more than 5% of the issued and outstanding shares of the Company (the "Outstanding Shares") in any 12 month period, no one consultant may receive options on more than 2% of the Outstanding Shares in any 12 month period, and options granted to persons employed to provide investor relations services may not exceed, in the aggregate, 2% of the Outstanding Shares in any 12 month period;

6.
the exercise price of the common shares at the date of the grant of any options shall be not less than that from time to time permitted by the applicable regulations and policies of the Regulatory Authorities. In particular, such exercise price shall not be lower than the closing market price of the common shares on the day of, or day immediately preceding, the grant of the options;

7.	any amendment of the terms of an option shall be subject to any required regulatory and shareholder approvals; and
8.
in the event of a reorganization of the Company or the amalgamation, merger or consolidation of the shares of the Company, the Board of Directors shall make such appropriate provisions for the protection of the rights of the optionee as it may deem advisable.

A copy of the Company's current Plan will be available for review at the meeting. The directors recommend that shareholders approve the renewal of the Company's Option Plan.

Other Business

Management of the Company does not intend to present any other business and is not aware of any amendments to the proposed business that have been presented for action by the shareholders other than those mentioned herein or in the notice of meeting.

BOARD OF DIRECTORS

Director Information

The following pages provide information on the five nominees proposed for election to the board of directors of the Company including director's biographies, committee memberships, shareholdings and outstanding options as at August 20, 2013 the effective date of this circular. All of the nominees are now directors and have been since the dates indicated.

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2012 Information Circular

A.    David Birkett (1)
Calgary, Alberta
President, Distinct Resources Corp, President, AltaGas Natural Gas Storage Ltd. (a wholly owned subsidiary of AltaGas Ltd.) and Alton Natural Gas Storage Inc.

Independent director since 2000

David Birkett graduated in 1985 from the University of Waterloo with a Bachelor of Arts Degree in Economics. He is the President and founding director of Distinct Resources Corp, a private oil company. Mr. Birkett was the President, Chief Executive Officer and founding director of Landis Energy Corporation, a publicly traded company listed on the TSX Venture Exchange, until it was acquired by AltaGas Ltd. in 2010. He has over 25 years experience with public companies in the areas of corporate development, management, finance and exploration.

Richmond Graham, P.Eng., MBA
Regina, Saskatchewan
President & CEO, Banyan Gold Corp.; Vice President, Distinct Resources Corp. Public company directorships: Banyan Gold Corp.

Independent director since 2010

Richmond Graham is a Professional Engineer and holds a Bachelor Mechanical Engineering from Lakehead University and an MBA from Royal Roads University. He is Corporate Director, President & CEO of Banyan Gold Corp. (formerly Banyan Coast Capital Corp.), a TSX Venture gold exploration company. He is also Corporate Director and Vice President of Distinct Resources Corp., a private oil company. From 2008-2010 Mr. Graham was Vice President, Corporate Development & Operations with Landis Energy Corporation, a publicly traded TSX Venture company and, following the sale of Landis to AltaGas Ltd., was Vice President, AltaGas Natural Gas Storage Ltd. (a wholly owned subsidiary of AltaGas Ltd.) from 2010-2013. Mr. Graham has experience identifying growth opportunities and executing large development projects.

John Hilland, P.Geo. (1)

Calgary, Alberta
President, Kaminak Resources Ltd.

Public company directorships: Banyan Coast Capital Corp.

Independent director since 2004

John Hilland obtained a BASc degree in Geological Engineering from the University of British Columbia in 1985 and is registered in Alberta as a Professional Geologist. Mr. Hilland has worked on gold and PGM projects with several public companies and has also arranged financing and conducted gold exploration projects for private companies. He was Vice President and a director of Landis Energy Corporation, a publicly traded company listed on the TSX Venture Exchange, until it was acquired by AltaGas Ltd. in 2010.

George Mannard, P.Geo. (1)

Toronto, Ontario

President, Moss Lake Gold Mines Ltd. and Vice-President, Exploration, Wesdome Gold Mines Ltd.

Director since 1994

George Mannard is a geologist by training, with a BSc from Queen's University and a Master's degree in Mineral Exploration from McGill University. Career highlights include being senior project geologist responsible for the Louvicourt discovery in 1989 for Aur Resources Inc. and the development of 3 gold mines with River Gold Mines Ltd. Mr. Mannard brings with him over 25 years experience in exploration and production geology.

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2012 Information Circular

Donovan Pollitt, P.Eng., CFA
Toronto, Ontario
President & CEO, Wesdome Gold Mines Ltd.

Public company directorships: Wesdome Gold Mines Ltd.

Director since 2010

Donovan Pollitt is a Professional Engineer in Ontario and holds a BASc. in Mining Engineering from the University of Toronto. Mr. Pollitt is a holder of the Chartered Financial Analyst designation and has been a director of Wesdome Gold Mines Ltd. since 2006. From 2006 to 2010 he was VP, Corporate Development for Wesdome.

(1) Audit committee member

Directors Shareholdings and Outstanding Options

Name	Number of common shares (1)	Number of Securities Underlying Unexercised Options	Option Exercise Price (CAD)	Option Expiration Date	Value of Unexercised In-the-Money Options (2)
A. David Birkett	1,285,000	200,000	$0.20	Jul 26, 2015	n/a
		100,000	$0.33	Jun 21, 2016	n/a
		100,000	$0.21	Jun 21, 2017	n/a
		400,000
Richmond Graham	50,000	200,000	$0.20	Jul 26, 2015	n/a
		100,000	$0.33	Jun 21, 2016	n/a
		100,000	$0.21	Jun 21, 2017	n/a
		400,000
John Hilland	2,452,000	200,000	$0.20	Jul 26, 2015	n/a
		100,000	$0.33	Jun 21, 2016	n/a
		100,000	$0.21	Jun 21, 2017	n/a
		400,000
George Mannard	310,000	200,000	$0.20	Jul 26, 2015	n/a
		100,000	$0.33	Jun 21, 2016	n/a
		100,000	$0.21	Jun 21, 2017	n/a
		400,000
Donovan Pollitt	-	200,000	$0.20	Jul 26, 2015	n/a
		100,000	$0.33	Jun 21, 2016	n/a
		100,000	$0.21	Jun 21, 2017	n/a
		400,000

(1)	Number of common shares beneficially owned, directly or indirectly or over which control or direction is exercised
(2)
The "value of unexercised in-the-money options" is calculated using the closing price of the common shares of the Company on the TSX Venture Exchange on August 20 2013 ($0.07) less the respective exercise prices of the options multiplied by the number of options outstanding

As at August 20, 2013, the directors and senior officers of the Company, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, approximately 4,097,000 Common Shares or 8.7% of the outstanding Common Shares. The information as to shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Company has been furnished by the directors directly.

As at August 20, 2013, the directors, including those who are executive officers of the Company, held outstanding options to purchase a total of 2,200,000 Common Shares. These options were issued to independent directors for services performed as directors.

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2012 Information Circular\

Compensation of Directors

Directors are entitled to reimbursement of their expenses for each meeting of the directors and audit committee meeting of the Company attended in person as well as participating in the insurance and indemnification arrangements described under the heading "Directors' and Officers' Liability Insurance". Directors may be entitled to participate in the stock option plan of the Company, as described elsewhere in this management information circular.

Directors' and Officers' Liability Insurance

As at the date of this Circular, the Company participates in Wesdome's Directors' and Officers' Liability Insurance policy in the amount of $20,000,000 for the benefit of both Companies and their directors and officers. The amount of the premium paid by the Company for the policy now in effect was $5,195. No portion of this premium was paid by the directors and officers of the Company. The policy provides for a deductible of $25,000 for any loss in connection with claims against a director or officer relating to violations of Canadian securities laws, a deductible of $25,000 for any loss in connection with claims resulting from wrongful employment practices, a deductible of $25,000 for any loss in connection with Canadian pollution claims and a deductible of $25,000 for other claims against directors and officers of the Company.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument Form 58-101F2 – Corporate Governance Disclosure ("NI 58-101F2") and National Policy 58201 – Corporate Governance Guidelines ("NP 58-201"), regulate Moss Lake's corporate governance practices. Under NI 58-101F2, Moss Lake is required to disclose certain information relating to its corporate governance practices. This information is set out in Schedule "A" to this circular.

AUDIT COMMITTEE

Audit Committee Charter

As a TSX Venture listed company, the Company is required to have an audit committee for the purpose of monitoring and enhancing the quality of the financial information disclosed by the Company. The charter (the "Charter") of the Company's Audit Committee is reproduced as Schedule "B" to this management information circular.

Composition

The Audit Committee is comprised of George Mannard, John Hilland and David Birkett. Each member of the Audit Committee is considered "financially literate" as such terms are defined in Multi-lateral Instrument 52-110-Audit Committees ("MI 52-110").

Reliance on Certain Exemptions

At no time since the commencement of the Company's most recently completed financial year has the Company relied on the exemption in Section 2.4 of National Instrument 52-110-Audit Committees ("NI 52-110"), except under Section 4 of Form 52-110F2.

Audit Committee Oversight

At no time since the commencement of the Company's most recently completed financial year have any recommendations by the Audit Committee respecting the appointment and/or compensation of the Company's external auditors not been adopted by the board of directors of the Company.

Pre-Approval Policies and Procedures

The Company has not adopted any specific policies in relation to the engagement of non-audit services.

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2012 Information Circular

External Auditor Service Fees (By Category)

Audit Fees	2012	2011
	$18,000	$18,788

Reliance on Venture Issuer Exemptions

As Moss Lake is a "Venture Issuer" pursuant to relevant securities legislation, Moss Lake is relying on the exemption in Section 6.1 of NI 52-110 from the reporting requirements of Part 3 and Part 5 of NI 52-110.

REPORT ON EXECUTIVE COMPENSATION

In accordance with Form 51-102F6 – Statement of Executive Compensation (in respect of financial years ending on or after December 31, 2008) ("Form 51-102F6"), the following is a description of all significant elements of compensation awarded to, earned by, paid to, or payable to the Issuer's Named Executive Officers (as such term is defined in Form 51-102F6).

Purpose of the Compensation Program

The Compensation Program is designed to reward share price appreciation over the longterm, in line with shareholders' interests so as to reward the performance and achievements of the Named Executive Officers and to encourage executives to further the development of the Issuer for the subject financial year.

Elements of Compensation

There is only one element of compensation; long-term incentive compensation, which is provided through the granting of stock options of the Issuer.

Rationale Behind the Granting of Stock Options

The Issuer chooses only to grant stock options in modest quantities as some compensation is required for the efforts of its directors and officers. This incentive arrangement is designed to motivate executives to achieve longer-term sustainable business results, align their interests with those of the shareholders of the Issuer and attract and retain executives.

Determination of Compensation

The Issuer has traditionally issued stock options on an ad-hoc basis, usually following milestones such as the completion of NI 43-101 compliance resource estimates. The Issuer also considers previous grants of options and the overall number of options that are outstanding relative to the number of outstanding common shares of the Issuer in determining whether to make any new grants of options and the size and terms of any such grants, as well as the level of effort, time, responsibility, ability, experience and level of commitment and potential for contributions of the Named Executive Officers in determining the level of incentive stock option compensation.

General

During the fiscal year ended December 31, 2012, the Company had two named executive officers within the meaning of the Securities Act (Ontario). Recent amendments to disclosure regulations governing Canadian public companies require that "Option-Based Awards" in the table below be reported on and disclosed as a monetary value rather than disclosed as the number of shares awarded or options granted. This category does not constitute actual cash payments. The number of stock options held by Named Executive Officers is disclosed in a table under "Options Exercised and Outstanding". These individuals are referred to collectively as "Named Executive Officers" or "NEOs".

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 2012 Information Circular

Name and Principal Position	Year	Salary ($)	Option- Based Awards (1) ($)	All Other Compensation ($)	Total Compensation ($)

George Mannard	2012	Nil	12,600	Nil	12,600
President	2011	Nil	19,500	Nil	19,500
Brian Ma	2012	Nil	12,600	Nil	12,600
Secretary-Treasurer	2011	Nil	19,500	Nil	19,500

Notes:

(1)
  The grant date fair value of all options granted during the year ended December 31, 2012, was estimated using the Black-Scholes valuation model. The Black-Scholes option pricing model has been used to determine grant date fair value due to its wide acceptance across industry as an options valuation model, and because it is the same model the Company uses to value options for financial reporting purposes.

Option Grants during the Previous Fiscal Year

The Company had the following stock options outstanding as at December 31, 2012, which were granted during the financial year ended December 31, 2012 under its stock options plan.

Name	Number of Common Shares Subject to Option	Option Price ($)	Expiry Date	Market Price at Date of Grant ($)
George Mannard	100,000	0.21	June 21, 2017	0.21
Brian Ma	100,000	0.21	June 21, 2017	0.21

Options Exercised and Outstanding

The table below sets forth details of the Named Executive Officer's options exercised during fiscal 2012 and the remaining options held as at December 31, 2012.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at December 31, 2012		Value of Unexercised in-the- money Options (1) at December 31, 2012
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
George Mannard	Nil	Nil	400,000	Nil	Nil	Nil
Brian Ma	Nil	Nil	200,000	Nil	Nil	Nil

(1)
The "value of unexercised in-the-money options" is calculated using the closing price of the common shares of the Company on the TSX Venture Exchange on December 31, 2012 ($0.12) less the respective exercise prices of the options multiplied by the number of options outstanding.

Common Share Purchase Plan

The Company has in effect the Common Share Purchase Plan in order to provide effective incentives to directors and officers of the Company. The Company has no equity compensation plans other than the Common Share Purchase Plan. Options under the Plan are granted at market price, typically vest immediately and have a five-year term. Except in specified circumstances, options are not assignable and terminate upon the optionee ceasing to be associated with the Company.

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2012 Information Circular

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,850,000	0.271	1,853,468

Other Compensation Matters

The Company has no employment contracts in place. Additionally, the Company has no compensatory plan or arrangement with respect to the Named Executive Officers that results or will result from the resignation, retirement or any other termination of employment of such officer's employment with the Company from a change of control of the Company or a change in the Named Executive Officers' responsibilities following a change-in-control.

OTHER INFORMATION

Management Contracts

The Company entered into a management agreement (the "Management Agreement") with River Gold Mines Ltd. ("River Gold"), on September 28, 1995, as amended on May 10, 2000, wherein River Gold agreed to assume all responsibilities with respect to the Company's Moss Lake properties (the "Properties") including responsibility for their management, administration, maintenance, exploration and development. The Management Agreement runs for an indefinite term. On February 1, 2006 River Gold changed its name to Wesdome Gold Mines Ltd. ("Wesdome"). Wesdome's address is 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5. The principal terms of the Management Agreement are as follows.

In consideration for its services, Wesdome is entitled to receive the following fees for work carried out under the Management Agreement:

(a)	7.5% of all allowable costs in conducting exploration work;

(b)	5% of all allowable costs in conducting development work and mining work up to and until the date of commencement of commercial production; and

(c)	2.5% of all allowable costs in conducting mining work from the commencement of commercial production.

The Management Agreement defines "allowable costs" to mean all exploration, preproduction and mining expenses and capital expenditures, excluding administration charges and depreciation or amortization. The Management Agreement provides that Wesdome will indemnify the Company with respect to the activities carried on at the Properties. In addition, Wesdome will reimburse the Company for all cost overruns exceeding 110% of the monthly budget.

Pursuant to the Management Agreement, the Company paid $14,199 to Wesdome during the fiscal year ended December 31, 2012 (2011: $7,315).

Indebtedness of Directors and Senior Officers

During the fiscal year ended December 31, 2012, there were no loans to any directors or senior officers of the Company and as at December 31, 2012, there is no amount owing to the Company from its directors or officers.

Interest of Certain Persons in Matters to be Acted Upon

Except in so far as they may be shareholders and unless otherwise disclosed in this management information circular, no person who has been a director or senior officer of the Company at any time since January 1, 2004, or

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proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons has any substantial interest, direct or indirect, by way of beneficial ownership or otherwise, in any matters to be acted upon at the Meeting.

Interest of Informed Persons in Material Transactions

There are no material transactions since the commencement of the Company's last financial year and no material proposed transactions in which any informed person of the Company, any proposed director of the Company or any associate or affiliate of any informed person or proposed director has a material interest, direct or indirect.

Additional Information

Additional information relating to the Company is available on SEDAR at www.sedar.com. Financial information relating to the Company is provided in the Company's comparative financial statements and management's discussion and analysis for the financial year ended December 31, 2012. Shareholders may contact the Company to request copies of these documents by mail to 8 King Street East, Suite 1305, Toronto, Ontario M5C 1B5.

DIRECTORS' APPROVAL

The contents and the sending of this management information circular to shareholders of the Company have been approved by the Board of Directors.

DATED: August 20, 2013

(signed) George Mannard
President

Moss Lake Gold Mines Ltd.
2012 Information Circular

SCHEDULE "A"

Disclosure of Corporate Governance Practices

NATIONAL INSTRUMENT 58-101F2

CORPORATE GOVERNANCE DISCLOSURE

1.	Board of Directors

(i)	Disclose the identity of the directors who are independent.

Of the five proposed members of the Board of Directors, three are considered by the Board to be independent directors according to the definition of independence set out in Multilateral Instrument 52-110 Audit Committees ("MI 52-110"). In reaching this conclusion, the Board of Directors took the view that Messrs. Birkett, Graham and Hilland are independent.

(ii)	Disclose the identity of directors who are not independent, and describe the basis for that determination.

As Mr. Mannard and Mr. Pollitt are officers of the Company and Wesdome Gold Mines Ltd. they are not (or will not, as the case may be) considered to be independent directors.

2.	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

The following directors are currently directors of other issuers that are reporting issuers (or the equivalent) in a jurisdiction of Canada or a foreign jurisdiction:

Name of Director	Issuer	Jurisdiction
Richard Graham	Banyan Coast Capital Corp	Canada
Donovan Pollitt	Wesdome Gold Mines Ltd	Canada

3.	Describe what steps, if any, the board takes to orient new board members, and describe any measures the board takes to provide continuing education for directors.

No formal orientation program has been developed by the Board. However, new directors have the opportunity to meet with and participate in work sessions with senior management to obtain insight into the operations of the Company. All new directors receive historical public information about the Company as well as other relevant corporate and business information.

4.	Describe what steps, if any, the Board takes to encourage and promote a culture of ethical business conduct.

The Board monitors management on a regular basis. The Board takes special efforts, and engages outside counsel where necessary, to ensure that all legal and stock exchange requirements are addressed in a timely and effective manner. The Board is responsible for ensuring the independent functioning of the Board and ensuring the integrity of the Company's internal control and management function. In addition, the Board is required to follow and adhere to the corporate standard of care set out in the governing corporate legislation of the Company, the Business Corporations Act (Ontario). This legislation provides that each director and officer of a corporation governed by it, in exercising his or her powers and discharging his or her duties, shall act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

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5.           Disclose what steps, if any, are taken to identify new candidates for board nomination.

(i)	Who identifies new candidates.

The Board of Directors acts as the Nominating and Governance Committee to identify and recommend qualified individuals to become new members of the Board.

(ii)	The process of identifying new candidates.

In fulfilling this responsibility, the Nominating and Governance Committee considers: (i) the competencies and skills that the Board considers to be necessary for the Board, as a whole, to possess; (ii) the competencies and skills that the Board considers each existing director to possess; and (iii) the competencies and skills each new nominee will bring to the Board.

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SCHEDULE "B"

MOSS LAKE GOLD MINES LTD.

(the "Company")

CHARTER FOR THE AUDIT COMMITTEE

1.	Purpose

The Audit Committee (the "Committee") is ultimately responsible for the policies and practices relating to integrity of financial and regulatory reporting, as well as internal controls to achieve the objectives of safeguarding of corporate assets, reliability of information, and compliance with applicable policies and laws. The Committee will also be responsible for identifying principal risks of the business and ensuring that appropriate risk management techniques are in place. The Committee charges management with developing and implementing procedures to:

(a)	ensure internal controls are appropriately designed, implemented and monitored; and

(b)	ensure reporting and disclosure of required information are complete, accurate, and timely.

The Committee will make recommendations to the Board of Directors regarding items relating to financial and regulatory reporting and the system of internal controls in discharging its responsibilities as described in this Charter.

2.	Constitution and Membership

(a)
The Board will appoint the Committee. It will be comprised of two Directors, who will be independent and free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as Committee members. The Board may remove or replace a member at any time. A member will cease to be a member upon ceasing to be a Director.

(b)
All members of the Committee will be "financially literate" as defined by applicable guidelines. If, upon appointment, or following adoption of this Charter, a member of the Committee is not financially literate, such member will be provided a three month period in which to achieve the required level of financial literacy.

(c)
The Board will appoint the Chairman of the Committee. The Committee will appoint the Corporate Secretary or his designate as Secretary at each meeting. The Secretary will keep minutes of each meeting, which will be distributed to the Board.

(d)	The external auditors of the Company (the "Auditors") will report directly to the Committee.

3.	Meetings

(a)
Meetings of the Committee will be held at such times and places as the Chairman or Secretary may determine, but in any event at least four times per year. Each member will be given twenty-four (24) hours advance notice of each meeting, either orally, by telephone or by facsimile, together with an agenda, unless all members are present and waive notice, or unless those absent waive notice before or after a meeting.

(b)
A majority of members of the Committee will constitute a quorum. Decisions of the Committee will be made by affirmative vote of the majority. Powers of the Committee may also be exercised by resolution in writing signed by all the members of the Committee.

(c)	At the request of the Auditors, the President, the Chief Financial Officer, or a member of the Committee, the Chairman will convene a meeting of the Committee.

(d)	The Committee will have access to the Auditors and management of the Company, each in the absence of the other, for purposes of performing its duties.

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(e)	The Auditors will be notified of all meetings of the Committee and may attend if so requested by a member of the Committee.

4.	Specific Responsibilities

The Committee will have the following specific duties and responsibilities: Responsibilities in Relation to External Audit

(a)
The Committee will recommend to the Board the Auditors to be retained for purposes of preparing or issuing the auditor's report or performing other audit, review or attest services for the Company, and will further recommend the level of compensation of the Auditors.

(b)	The Committee will oversee the work of the Auditors, including the resolution of disagreements between management and the Auditors regarding financial reporting.

(c)	The Committee will review the Auditors' management letter and management's response thereto.

(d)	The Committee will ensure that the Auditors are in good standing with the Canadian Public Accountability Board ("CPAB") and enquire if there are any sanctions imposed by the CPAB on the Auditors.

(e)	The Committee will review and approve the Company's hiring policies regarding partners, principals, employees and former partners and employees of the Auditors.

(f)	The Committee will ensure that the Auditors meet the rotation requirements for partners, principals and staff on the Company's audit.

(g)
The Committee will pre-approve all non-audit services to be provided to the Company by the Auditors.  The Committee may delegate to one or more of its members the authority to pre-approve non-audit services but pre-approval by such member or members so delegated shall be presented to the full Committee at its first scheduled meeting following such pre-approval.

Other Responsibilities

(h)
The Committee will review the Company's quarterly and annual financial statements, management discussion and analysis, as well as annual and interim earnings, press releases and recommend such to the Board, prior to public disclosure of such information.

(i)
The Committee will review and discuss with management and the Auditors the annual audited financial statements, including discussion of material transactions with related parties, accounting policies, as well as the Auditors' written communications to the Committee and to management.

(j)
The Committee will ensure that adequate procedures are in place for the review and recommendation to the Board for approval, where appropriate, financial information extracted or derived from the Company's financial statements, financial information contained in any prospectuses, annual information forms, material change disclosures of a financial nature and similar documents and will periodically assess the adequacy of those procedures.

(k)	The Committee will establish procedures for:

(1)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(2)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(l)
The Committee will understand the process utilized by the President and the Chief Financial Officer to comply with Multilateral Instrument 52-109, regarding the filing of interim and annual certificates.

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(m)
The Committee will undertake a process to identify the principal risks of the business and ensure that appropriate risk management techniques are in place. This will involve enquiry of management regarding how risks are managed.

(n)	The Committee will review:

(1)	the impact of proposed changes and new developments in generally accepted accounting principles and their impact on the financial statements of the Company;

(2)	with management the procedures adopted to ensure compliance with the Company's code of business conduct; and

(3)	the role, the activities and the results of the Company's internal business conduct.

(o)	The Committee will review with management, the Company's internal accounting and financial systems and controls to ensure that the Company maintains:

(1)	the necessary books, records and accounts in reasonable detail to accurately and fairly reflect the Company's transactions;

(2)	effective internal control systems; and

(3)	adequate processes for assessing the risk of material misstatement of the financial statements and for detecting control weaknesses or fraud.

(p)	The Committee will direct and supervise the investigation into any matter brought to its attention within the scope of its duties, including the right to use outside consultants as deemed required.

(q)	Perform such other duties as may be assigned to it by the Board of Directors from time to time or as may be required by applicable regulatory authorities or legislation.

(r)	Report regularly and on a timely basis to the Board on matters coming before the Committee.

5.           Authority

The Committee will have the authority:

(a)        to engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)        to set and pay the compensation for any advisors employed by the Committee; and

(c)        to communicate directly with the Auditors and internal auditors, if employed by the Company.

6.           Oversight

The responsibilities and powers of the Committee are set forth in this Charter, and it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with the generally accepted accounting principles and applicable rules and regulations. The role of a Committee member who is identified as having accounting or related financial expertise, like the role of all Committee members, is to oversee the process, not to certify or guarantee the internal or external audit of the Company's financial information or public disclosure.